SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report: September 1, 2009
(Date of earliest event reported)

LOGITECH INTERNATIONAL S.A.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-29174

Canton of Vaud, Switzerland (State or other jurisdiction of incorporation or organization)	None (I.R.S. Employer Identification No.)

Logitech International S.A. Apples, Switzerland c/o Logitech Inc. 6505 Kaiser Drive Fremont, California 94555 (Address of principal executive offices and zip code)

(510) 795-8500 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

At the Annual General Meeting of Logitech International S.A. (“Logitech”) held September 1, 2009, Logitech shareholders approved an amendment to Logitech’s 2006 Stock Incentive Plan (the “Plan”) to increase the number of Logitech shares available for issuance under the Plan by 3,500,000 shares.  No other terms of the Plan were amended.

The Plan provides for the grant of stock options, stock appreciation rights, restricted shares and restricted stock units, any or all of which may be made contingent upon the achievement of performance criteria.   As a result of the increase approved by shareholders, a total of 17,500,000 shares will have been authorized for issuance under the Plan.

     If an award expires or is terminated or canceled without having been exercised or settled in full, or is forfeited back to or repurchased by Logitech, the terminated portion of the award (or forfeited or repurchased shares subject to the award) will become available for future grant or sale under the Plan (unless the Plan has terminated). Shares are not deemed to be issued under the Plan with respect to any portion of an award that is settled in cash or to the extent such shares are withheld in satisfaction of tax withholding obligations. If the exercise or purchase price of an award is paid for through the tender of shares, or tax withholding obligations are met through the tender or withholding of shares, those shares tendered or withheld will again be available for issuance under the Plan.

For additional information regarding the Plan, refer to Proposal 4 (Increase of the number of shares available for issuance under the 2006 Stock Incentive Plan) on pages 12-16 of Logitech’s 2009 Proxy Statement, as filed with the Securities and Exchange Commission on June 23, 2009, which is incorporated herein by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

d) Exhibits.

The following exhibit is filed with this report on Form 8-K:

10.2	Logitech International S.A. 2006 Stock Incentive Plan, as amended and restated effective September 1, 2009

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned, thereunto duly authorized.

Logitech International S.A.
/s/ Catherine Valentine

Catherine Valentine
General Counsel, Vice President, Legal and Secretary

September 3, 2009